    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:               Kipp Bedard                                                      Daniel Francisco
Micron Investor Relations                              Micron Media Relations
kbedard@micron.com                                      dfrancisco@micron.com
(208) 368-4465                                                    (208) 368-5584

MICRON TECHNOLOGY AMENDS INOTERA MEMORIES
JOINT VENTURE WITH NANYA TECHNOLOGY CORPORATION

BOISE, Idaho, Jan. 17, 2013 – Micron Technology, Inc. (NASDAQ: MU) today announced that it has entered into agreements with Nanya Technology Corporation to amend their joint venture relationship involving Inotera Memories, Inc., a leading Taiwanese DRAM memory manufacturer, and to amend their joint development arrangement. The new agreements are effective immediately.

The amendments include a new supply agreement between Micron and Inotera pursuant to which Micron is transitioning to purchase all of Inotera’s manufacturing output, with Micron purchasing substantially all of such output beginning in early 2013. Under the prior agreements, Nanya and Micron were each generally obligated to purchase half of Inotera’s output. Commercial terms of the new supply agreement between Micron and Inotera have also changed. Under the new arrangement, Micron’s purchase price for Inotera output is market based as opposed to the former margin sharing arrangement.

Additionally, Nanya will no longer participate in the DRAM technology joint development program with Micron, which was initiated when Micron and Nanya entered into the Inotera joint venture in 2008. Micron will also provide Nanya with a royalty-bearing technology license.

“Micron and Nanya have enjoyed a strong and productive technology and manufacturing alliance,” said Micron CEO Mark Durcan. “Moving forward, we are enthusiastic about continuing to build on that success as we expand our cooperation with Inotera.”

Micron and Nanya collectively will continue to hold a majority of Inotera’s shares, with Nanya or its affiliated companies likely acquiring greater equity ownership over the next year.

  Micron and Nanya and their affiliates currently own approximately 40 percent and 29 percent, respectively, of Inotera’s outstanding shares.

The agreements announced today do not change Micron’s previously announced fiscal second quarter 2013 estimates for DRAM production bit growth, research and development, estimated quarter to date average selling price (including forecasted product mix for the quarter) and cost per bit.

About Micron
Micron Technology, Inc., is one of the world's leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets a full range of DRAM, NAND and NOR flash memory, as well as other innovative memory technologies, packaging solutions and semiconductor systems for use in leading-edge computing, consumer, networking, embedded and mobile products. Micron’s common stock is traded on the NASDAQ under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.
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Micron and the Micron orbit logo are trademarks of Micron Technology, Inc. All other trademarks are the property of their respective owners.

This press release contains forward-looking statements regarding future events that involve risks and uncertainties. For example, statements related to future changes in the equity ownership of Inotera and the confirmation of our previously provided estimates for DRAM production bit growth, research and development, estimated quarter to date average selling price (including forecasted product mix for the quarter) and cost per bit are forward looking statements. Various factors could cause actual events or results to differ materially from those anticipated by the forward-looking statements. Please refer the Risk Factors section of our most recently filed Form 10-K and Form 10-Q for information on important factors that could cause the actual results for Micron on a consolidated basis to differ materially from those contained in our forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.